Exhibit 3.1

QGOG Constellation S.A.

Société anonyme

Siège social: 40, avenue Monterey

L-2163 Luxembourg

RCS: B163.424

STATUTS COORDONNÉS

suivant l’acte du 2 mai 2012 n° 866/2012 Refonte

Articles of Association of QGOG Constellation S.A

Chapter I. Form, Name, Registered Office, Object, Duration

In the present articles of association, where the context permits, the following terms shall have the following meanings:

“Category A Director” means a member of the Board of Directors nominated by the Controlling Shareholders and designated as a Category A Director in connection with such nomination.

“Category B Director” means a member of the Board of Directors nominated by the Investors and designated as a Category B Director in connection with such nomination.

“Controlling Shareholders” has the meaning set forth in the Shareholders Agreement.

“Investors” has the meaning set forth in the Shareholders Agreement.

“person” means an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association;

“Shareholder(s)” means a person(s) who is / are the holder(s) of one or more shares in the Company;

“Shareholders Agreement” means the agreement regulating inter alia the rights relating to the shares in the Company, entered into between the Shareholders of the Company and the Company, dated April 30, 2012, a copy of which is held at the registered office of the Company;

“written” means or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of representing or reproducing words in a visible form, including telex, telegram, facsimile, electronic mail or other form of writing produced by electronic communication and “in writing” shall be construed accordingly;

1.	Form.

The name of the company is QGOG Constellation S.A. (the Company). The Company is a public limited liability Company (Société anonyme), which will be governed by the laws pertaining to such an entity, and in particular by the law of August 10th, 1915 on commercial companies as amended (hereafter the Law), as well as by the present articles of association (hereafter the Articles).

2.	Object.

The purpose of the Company is the acquisition of ownership interests, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such ownership interests. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever, including partnerships. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

The Company may borrow in any form. It may issue notes, bonds and debentures and any kind of debt which may be convertible and/or equity securities. The Company may lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company. It may also give guarantees and grant security interests in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company. The Company may further mortgage, pledge, transfer, encumber or otherwise hypothecate all or some of its assets.

The Company may generally employ any techniques and utilize any instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against creditors, currency fluctuations, interest rate fluctuations and other risks.

The Company may carry out any commercial, financial or industrial operations and any transactions with respect to real estate or movable property, which directly or indirectly further or relate to its purpose.

3.	Duration.

The Company is formed for an unlimited period of time.

4.	Registered Office.

The registered office of the Company is established in Luxembourg-City.

It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a decision of an extraordinary general meeting of its shareholders deliberating in the manner provided for amendments to the Articles.

The address of the registered office may be transferred within the municipality by simple decision of the board of directors of the Company (the Board).

The Company may have offices and branches, both in Luxembourg and abroad.

Chapter II. Capital, Shares.

5.	Share capital.

The share capital is set at fifty-five million six hundred thirty-two thousand four hundred forty-six United States dollars (USD 55,632,446) represented by fifty-five million six hundred thirty-two thousand four hundred forty-six (55,632,446) shares having a nominal value of one United States dollar (USD 1.00) each, fully paid up.

The shares are in registered form.

In addition to the share capital, there may be set up a premium account into which any premium paid on any share in addition to its par value is transferred. The amount of the premium account may, for example, be used to provide for the payment of any shares which the Company may redeem from its Shareholders, to offset any net realised losses or to make distributions to the Shareholders, such list being a non-exhaustive list of the purposes for which the amount of the premium account may be used.

6.	Increase and Reduction of capital.

Subject to the provisions of the Shareholders Agreement the capital may be changed at any time by a decision of the shareholders’ meeting voting with the quorum and majority rules set out by article 24 of the Articles for any amendment to the Articles.

7.	Repurchase of own shares.

Subject to the provisions of the Shareholders Agreement, the Company may proceed to the repurchase or redemption of its own shares in compliance with the Law.

8.	Registered shares.

Each Shareholder is entitled to receive a certificate signed by a director of the Company confirming its entry as a Shareholder in the register of Shareholders of the Company (the Register of Shareholders). Such certificate shall bear such legends (if any) as are specified in the Shareholders Agreement.

9.	Charges of Shares.

Subject to the provisions of the Shareholders Agreement and to the extent permissible by Law, Shareholders may charge their Shares in the Company and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid charge except in so far as it may conflict with any requirements contained in the Shareholders Agreement for consent to the transfer of Shares.

Subject to the provisions of the Shareholders Agreement and to the extent permissible by Law, in the case of the charge of registered Shares there shall be entered in the Register of Shareholders of the Company:

(a)	a statement that the Shares are charged;

(b)	the name of the charge; and

(c)	the date on which the aforesaid particulars are entered in the Register of Shareholders.

Subject to the provisions of the Shareholders Agreement, where particulars of a charge are registered, such particulars shall only be cancelled:

(i)	with the consent of the named chargee or anyone authorised to act on his behalf; or

(ii)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

Subject to the provisions of the Shareholders Agreement, whilst particulars of a charge are registered, no transfer of any Share comprised therein shall be effected without the written consent of the named chargee or anyone authorised to act on his behalf.

10.	Transfer of Shares.

A Register of Shareholders shall be kept at the registered office and may be examined by any shareholder on request.

A share transfer shall be carried out by the entry in the Register of Shareholders of a declaration of transfer, duly signed and dated by either:

(i)	both the transferor and the transferee or their authorised representatives; or

(ii)	any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with Article 1690 of the Luxembourg Civil Code.

Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may be accepted by the Company as evidence of a share transfer.

Any transfer of shares in the Company to Shareholders and to third parties is subject to any transfer restrictions, including without limitation any pre-emption provisions, included in the Shareholders Agreement and which shall be notified in writing by the transferor to the future transferee in advance of such transfer.

11.	Transmission of Shares.

Subject to the provisions of the Shareholders Agreement, any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence being produced as may reasonably be required by the Directors. An application by any such person to be registered as a Shareholder shall be deemed to be a transfer of Shares of the deceased, incompetent or bankrupt Shareholder and the Directors shall treat it as such.

Subject to the provisions of the Shareholders Agreement, any person who has become entitled to a Share in consequence of the death, incompetence or bankruptcy of any Shareholder may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such Share or Shares and such request shall likewise be treated as if it were a transfer.

Subject to the provisions of the Shareholders Agreement, what amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

Chapter III. Management

12.	Board.

Subject to the Shareholders Agreement, the Board is composed of at least three members and a maximum of ten members, including at least one Category A Director and one Category B Director.

The Directors are appointed for a renewable term of two years by the general meeting of Shareholders which may at any time remove them.

If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next general meeting of Shareholders.

The number of Directors, their term and their remuneration are fixed by the general meeting of the Shareholders.

At every meeting of the Board the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice-chairman of the Board is not present at the meeting the Directors present shall choose someone of their number to be chairman of the meeting.

The above provisions of article 12 shall be subject to any provisions contained in the Shareholders Agreement relating to composition of the Board and appointment and/or removal of directors.

13.	Meetings of the Board.

13.1	The chairman of the Board shall be appointed by the vote of the majority of the Directors.

13.2	The Board is convened upon call by the chairman or upon request of any Director, as often as the interest of the Company so requires.

13.3	Written notice of any meeting of the Board shall be given to all Directors at least ten (10) days in advance of the date set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth briefly in the convening notice of the meeting of the Board. No such written notice is required if all the members of the Board are present or represented during the meeting and if they state to have been duly informed, and to have had full knowledge of the agenda, of the meeting and for this purpose, the presence of a Director at the meeting shall be deemed to constitute a waiver on his part. The written notice may be waived by the consent in writing, by telefax, cable, telegram or telex, of each member of the Board. Separate written notice shall not be required for meetings that are held at times and places prescribed in a schedule previously adopted by decision of the Board.

13.4	Any member of the Board may act at any meeting of the Board by appointing, in writing whether in original, by telefax, cable, telegram or telex, another Director as his or her proxy.

13.5	Any Director may participate in a meeting of the Board by conference call or similar means of communications equipment whereby all persons participating in the meeting can hear and speak to each other and properly deliberate, and participating in a meeting by such means shall constitute presence in person at such meeting.

13.6	No person shall be appointed as director of the Company unless he has consented in writing to act as a director.

13.7	A Director does not need to be a Shareholder, and may be an individual or a company. If a legal entity is appointed as Director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised its functions in its own name and on its own behalf, without prejudice to the joint and several liability of the legal entity which it represents. Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

13.8	Notwithstanding the foregoing, a decision of the Board may also be passed in writing. Such decision shall consist of one or several documents containing the decisions and signed by each and every Director. The date of such decision shall be the date of the last signature.

14.	Decisions of the Board.

The Board may validly deliberate if a quorum of Directors is present or represented at such board meeting. Subject to the provisions of the Shareholders’ Agreement, a quorum shall be deemed to be reached if the majority of the Company’s Directors is present or represented, including the presence or representation of at least one Category A Director and one Category B Director; provided that if no Category B Director is present at the initial Board meeting, a subsequent meeting called upon not less than 24 hours notice and held no less than 48 hours after the initial meeting, may be held without the attendance of any Category B Director. Subject to the provisions of the Shareholders’ Agreement, decisions taken by the Board shall require the vote of the majority of the Directors present or represented.

In the event that at any meeting the number of votes for and against a decision is equal, the chairman of the meeting shall have a casting vote.

In case of a conflict of interest as defined in article 20 below, the quorum requirement shall apply without taking into account the affected Director(s).

15.	Powers of the Board.

Subject to the provisions of the Shareholders Agreement, the Board is invested with the broadest powers to perform all acts of administration and disposition in compliance with the corporate object. All powers not expressly reserved by the Law to the general meeting of Shareholders fall within the competence of the Board.

16.	Binding signatures.

Subject to the provisions of the Shareholders’ Agreement, the Company shall be bound in all matters by the joint signatures of two Directors, which must always include at least one Category A Director, save for those matters as detailed in Section 3.4 of the Shareholders Agreement to which the consent of a Category B Director is required.

The Company shall also be bound towards third parties by the joint or single signature of any person(s) to whom special signatory powers have been delegated by the Board.

17.	Day-to-day management.

The Board may delegate special or limited powers to one or more persons for specific matters.

The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

18.	Committees.

Subject to the provisions of the Shareholders Agreement, the Board may create one or more committees.

19.	Liability - Indemnification.

The Board assumes, by reason of its position, no personal liability in relation to any commitment validly made by it in the name of the Company.

The Company shall, to the extent permitted by law, indemnify any Director or officer and his heirs, executors and administrators, against any damages or compensations to be paid by him/her or expenses or costs reasonably incurred by him/her, as a consequence or in connection with any action, suit or proceeding to which he/she may be made a party by reason of his/her being or having been a Director or officer of the Company, or, at the request of the Company, of any other Company of which the Company is a shareholder or creditor and by which he/she is not entitled to be indemnified, except in relation to matters as to which he/she shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence, fraud or wilful misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which such Director or officer may be entitled.

20.	Conflict of Interests.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Director or any officer of the Company has a personal interest in, or is a director, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Director or officer of the Company who serves as a director, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Notwithstanding the above, in the event that any Director of the Company may have any personal interest in any transaction of the Company, he shall make known to the Board such personal interest and shall not consider or vote on any such transaction, and such transaction and such Director’s or officer’s interest therein shall be reported to the next general meeting of shareholders.

Chapter V. Shareholder(s).

21.	Powers of the General Meeting of the Shareholders.

Any regularly constituted meeting of the Shareholders of the Company shall represent the entire body of Shareholders of the Company.

22.	Annual general meeting of the shareholders.

The annual general meeting of the Shareholders of the Company shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in the municipality of the registered office as may be specified in the convening notice of the meeting, on the 15th of March of each year at 10 a.m. If such day is not a business day for banks in Luxembourg, the annual general meeting shall be held on the next following business day.

The annual general meeting of the Shareholders of the Company may be held abroad if, in the absolute and final judgment of the Board, exceptional circumstances so require.

23.	Other meetings of the shareholders.

Other meetings of the Shareholders of the Company may be held at such place and time as may be specified in the respective convening notices of the meeting.

24.	Procedure, Vote.

24.1	Each share entitles the holder of such share to one vote.

24.2	Except as otherwise required by the Law or by the Articles, and subject to the provisions of the Shareholders Agreement, decisions at a meeting of the Shareholders of the Company duly convened will be passed by a simple majority of those present or represented and voting.

24.3	Upon the written request from shareholders holding more than ten (10) per cent of the issued Shares, the Board shall convene a meeting of the Shareholders.

24.4	An extraordinary general meeting convened to amend any provisions of the Articles shall not validly deliberate unless at least one half of the capital is represented and the agenda indicates the proposed amendments to the Articles.

24.5	Convening notices for any general meeting shall take the form of notices published twice (2) at least at eight (8) days interval and eight (8) days before the meeting in the Memorial C, Recueil des Sociétés et Associations (Luxembourg Official Gazette) and in a leading newspaper having general circulation in Luxembourg. If all shares are in registered form, notice may be given by letter to each of the registered shareholders at least eight (8) days prior to the date of the meeting.

If the first condition of article 24.4 is not satisfied, a second meeting may be convened, in the manner prescribed by the Articles, by means of notices published twice, at fifteen days interval at least and fifteen days before the meeting in the Luxembourg official gazette, the Mémorial, and in two Luxembourg newspapers.

Such convening notice shall reproduce the agenda and indicate the date and the results of the previous meeting. The second meeting shall validly deliberate regardless of the proportion of the capital represented. Subject to the provisions of the Shareholders Agreement, at both meetings, decisions, in order to be adopted, must be carried by at least two-thirds of the votes expressed by the Shareholders present or represented.

24.6	However, the nationality of the Company may be changed and the commitments of its Shareholders may be increased only with the unanimous consent of the Shareholders and bondholders, if any.

24.7	A Shareholder may act at any meeting of the Shareholders of the Company by appointing another person as his proxy in writing whether in original, by telefax, cable, telegram or telex.

24.8	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

24.9	An instrument appointing a proxy shall be in the form contained in the Shareholders Agreement, substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy:

I/We                      being a Shareholder of the above Company with                  Shares hereby appoint                      of                      or failing him                      of                      to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of                      and,                      at any adjournment thereof. (Any restrictions on voting to be inserted here).

Signed this day of

Shareholder

24.10	Any shareholder may participate in a meeting of the Shareholders of the Company by conference call, by videoconference, or similar means of communications equipment whereby all persons participating in the meeting can hear and speak to each other and properly deliberate, and participating in a meeting by such means shall constitute presence in person at such meeting.

24.11	If all the shareholders of the Company are present or represented at a meeting of the shareholders of the Company, and consider themselves as being duly convened and informed of the agenda of the meeting, the meeting may be held without prior notice.

24.12	General meetings are presided over by a chairman who appoints a scrutineer to keep the attendance list. The board of the general meeting so constituted shall designate the secretary.

24.13	Irrespective of the agenda, the Board may adjourn any ordinary general meeting or extraordinary general meeting in accordance with the formalities and time limits stipulated for by Law.

24.14	Minutes of the general meetings shall be signed by the members of the board of the meeting. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors or by the secretary of the Board or by any assistant secretary.

Chapter VI. Supervision

25.	Statutory auditors.

The operations of the Company shall be supervised by one or several statutory auditor(s) (commissaire(s) aux comptes). The statutory auditor(s) shall be elected for a term not exceeding six years and shall be re-eligible.

When so required by law, or when the Company so chooses, the Company’s operations are supervised by one or more approved external auditors (réviseurs d’entreprises agréés).

The statutory auditors (commissaires) / external auditors (réviseurs d’entreprises agréés) will be appointed by the general meeting of Shareholders of the Company which will determine their number, their remuneration and the term of their office. The statutory auditor(s) in office may be removed at any time by the general meeting of Shareholders of the Company with or without cause.

Chapter VII. Accounting Year, Allocation of Profits

26.	Financial Year.

The accounting year of the Company shall begin on the first of January and shall terminate on the thirty-first of December of each year.

27.	Appropriation of profits.

After deduction of any and all of the expenses of the Company and the amortization, the credit balance represents the net profit of the Company.

Of the net profit, five percent (5.00%) shall be appropriated for the legal reserve; this deduction ceases to be compulsory when the reserve amounts to ten percent (10.00%) of the capital of the Company. However if the reserve subsequently falls below ten percent (10.00%) of the capital of the Company, five percent (5.00%) of the net profit must again be appropriated for the legal reserve.

Subject to the provisions of the Shareholders Agreement, the balance of the net profit is at the disposal of the general meeting.

The Board may decide to pay interim dividends, in compliance with the Law.

Interim dividends may be distributed at any time, under the following conditions:

(i)	the Board draws up interim accounts;

(ii)	the interim accounts show that sufficient profits and other reserves (including share premiums) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)	the decision to distribute interim dividends, is made by the Board within two (2) months from the date of the interim accounts;

(iv)	in their report to the Board, the statutory auditors (commissaires) or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must verify whether the above conditions (i) to (iii) have been satisfied.

Chapter VIII. Dissolution, Liquidation and Notices

28.	Dissolution, Liquidation.

The Company may be dissolved by a decision of the general meeting of Shareholders. The liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the general meeting of Shareholders, which will specify their powers and fix their remuneration.

29.	Notices

Any notice, information or written statement to be given by the Company to Shareholders may be served in any way by which it can reasonably be expected to reach each Shareholder or by mail addressed to each Shareholder at the address shown in the Register of Shareholders.

Any summons, notice, order document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

Service of any summons notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

Chapter IX. Applicable Law

30.	Applicable Law.

All matters not governed by the Articles are to be construed in accordance with the Law and all other applicable laws and, subject to any non-waivable provisions of the Law, the Shareholders Agreement.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRECEDE:

Statuts de QGOG Constellation S.A.

Chapitre I. Forme, Dénomination, Siège Social, Objet, Durée

Dans les présents statuts, quand le contexte le permet, les termes suivants auront la signification suivante:

«Administrateur de Catégorie A» désigne un membre du conseil d’administration nommés par les Actionnaires de Contrôle et désigné comme administrateur de catégorie A dans le cadre de cette nomination.

«Administrateur de Catégorie B» désigne un membre du conseil d’administration nommés par les Investisseurs et désignée comme administrateur de catégorie B dans le cadre de cette nomination »

« Les Actionnaires de Contrôle» a le sens énoncé dans la convention d’actionnaires »

« Investisseurs » a le sens défini dans la Pacte d’Actionnaires »

« personne » signifie une personne physique, une société, une fiducie, la succession d’un particulier décédé, une société de personnes ou une association sans personnalité morale ;

« Actionnaire(s) » signifie une ou des personnes qui est / sont le(s) détenteur(s) d’une ou plusieurs actions dans la Société ;

« Pacte d’Actionnaires » signifie le pacte gouvernant entre autre les droits liés aux actions de la Société, conclu entre les Actionnaires de la Société et la Société le 30 avril 2012, dont une copie est conservée au siège social de la Société ;

« écrit » signifie ou tout terme de signification similaire qui inclut les mots dactylographié, imprimé, peint, gravé, lithographié, photographié ou représenté ou reproduit par tout mode de représentation ou reproduction de mots sous forme visible, en ce compris télex, télégramme, facsimile, courrier électronique ou autre forme d’écrit produit par communication électronique et « par écrit » sera interprété en conséquence ;

1.	Forme

La dénomination de la société est QGOG Constellation S.A. (la Société). La Société est une société anonyme qui sera régie par les lois relatives à une telle entité, et en particulier par la loi du 10 août 1915, telle que modifiée (ci-après la Loi) ainsi que par les présents statuts (les Statuts).

2.	Objet.

Le but de la Société est la prise de participation, au Luxembourg ou à l’étranger, dans toutes sociétés ou entités et la gestion de ces prises de participation. La Société pourra en particulier acquérir par souscription, achat, et échange ou de toute autre manière des actions, des parts sociales et autres titres, obligations, créances, certificats de dépôts et autre instruments de dettes et de façon plus générale toutes valeurs mobilières et instruments financiers émis par toute entité privée ou publique, y compris les sociétés. Elle pourra participer dans la création, le développement, la gestion et le contrôle de toute société ou entreprise. Elle pourra en outre investir dans l’acquisition et la gestion d’un portefeuille de marque ou de propriété intellectuelle de toute origine ou nature.

La Société pourra emprunter sous quelque forme que ce soit. Elle pourra émettre des bons, obligations et titres obligataires et toute forme de dettes qui pourront être convertible et/ou titres en capital. La Société pourra prêter des fonds incluant les recettes d’emprunt et/ou l’émission de titres de créances à

ses filiales, sociétés affiliées ou toute autre société. Elle pourra donner des garanties et accorder des privilèges à des tiers afin de garantir ses obligations ou les obligations de ses filiales. La Société pourra en outre hypothéquer, garantir, transférer, grever ou donner en gage tout ou partie de ses actifs.

La Société pourra de façon générale employer toute technique et utiliser tout instrument en relation avec ses investissements dans le but de sa gestion efficace, y compris des instruments et techniques conçues pour protéger la Société contre les créanciers, les fluctuations de devises, les fluctuations de taux d’intérêts et autres risques.

La Société pourra exercer toute activité commerciale, financière ou industrielle et toute transaction en rapport avec des biens mobiliers ou immobiliers, en rapport direct ou indirect avec son objet.

3.	Durée.

La Société est constituée pour une durée illimitée.

4.	Siège Social.

Le siège social de la Société est établi à Luxembourg-Ville.

Il pourra être transféré au sein du Grand-duché de Luxembourg par décision d’ une assemblée générale extraordinaire des actionnaires délibérant conformément aux règles établies pour une modification des Statuts.

L’adresse du siège social pourra être transférer au sein de la commune par simple décision du conseil d’administration (le Conseil).

La Société pourra avoir des bureaux et des succursales, tant à Luxembourg qu’à l’étranger.

Chapitre II. Capital, actions.

5.	Capital social.

Le capital social est fixé à cinquante-cinq millions six cent trente-deux mille quatre cent quarante-six dollars américains (USD 55,632,446) représenté par cinquante-cinq millions six cent trente-deux mille quatre cent quarante-six (55,632,446) actions ayant une valeur nominale d’un dollar américain (USD 1,00) chacune, entièrement libérées.

Les actions sont nominatives.

Outre le capital social, il pourra être mis en place un compte de prime d’émission sur lequel sera transférée toute prime payée en sus de la valeur nominale de l’action. Le compte de prime d’émission pourra servir, par exemple, pour le paiement de toute action que la Société peut racheter de ses Actionnaires, pour compenser toutes pertes nettes réalisées, aux fins de distribution aux Actionnaires, cette liste étant une liste non exhaustive des possibilités d’utilisation du montant du compte de prime d’émission.

6.	Augmentation and Diminution de capital.

Sous réserve des dispositions du Pacte d’Actionnaires, le capital pourra être modifié à tout moment par décision d’une assemblée des actionnaires votant conformément aux règies de quorum et de majorité prévues a l’article 24 des Statuts pour toute modification des Statuts.

7.	Rachat de ses propres actions.

Sous réserve des dispositions du Pacte d’Actionnaires, la Société pourra procéder au rachat de ses propres actions conformément à la Loi.

8.	Actions nominatives

Chaque Actionnaire est en droit de recevoir un certificat signé par un administrateur de la Société confirmant son entrée comme Actionnaire dans le registre des Actionnaires de la Société (le Registre des Actionnaires). Ce certificat portera les légendes (le cas échéant) déterminées dans le Pacte d’Actionnaires.

9.	Nantissement des Actions

Sous réserve des dispositions du Pacte d’Actionnaires et dans la mesure où la Loi le permet, les Actionnaires peuvent nantir leurs Actions de la Société et sur présentation de preuve satisfaisante la Société peut donner effet aux modalités de nantissement valable sauf s’il peut être en contradiction avec des exigences contenues dans le Pacte d’Actionnaires pour le consentement à une cession d’Actions.

Sous réserve des dispositions du Pacte d’Actionnaires et dans la mesure où la Loi le permet, en cas de nantissement d’Actions nominatives les informations suivantes seront inscrites dans le Registre des Actionnaires de la Société :

(a)	une déclaration que les Actions sont nanties ;

(b)	le nom du nantissement ; et

(c)	la date à laquelle les détails mentionnés ci-dessus sont inscrits dans le Registre des Actionnaires.

Sous réserve des dispositions du Pacte d’Actionnaires, alors que les détails d’un nantissement sont inscrits, ces détails peuvent uniquement être annulés :

(a)	avec l’accord du créancier gagiste ou de quelqu’un autorisé à agir en son nom et pour son compte ;

(b)	sur présentation de preuve satisfaisante de la décharge de la responsabilité garantie par le nantissement et l’émission de ses indemnités aux Administrateurs que ces derniers estimeront nécessaries ou souhaitables.

Sous réserve des dispositions du Pacte d’Actionnaires, alors que les détails d’un nantissement sont inscrits, aucune cession d’Action concernée par le nantissement ne sera effectuée sans l’accord écrit du créancier gagiste nommé ou de quelqu’un autorisé à agir en son nom et pour son compte.

10.	Cession d’Actions

Un Registre des Actionnaires sera conservé au siège social et peut être consulté à la demande d’un actionnaire.

Une cession d’action sera effectuée par l’entrée dans le Registre des Actionnaires d’une déclaration de cession, dûment signée et datée par soit :

(a)	le cédant et le cessionnaire ou leurs représentants autorisés ; ou

(b)	tout représentant habilité de la Société,

suivant une notification à, ou acceptation par, la Société conformément à l’article 1690 du Code Civil luxembourgeois.

Tout document établissant l’accord entre le cédant et le cessionnaire, qui est valablement signé par les deux parties, peut être accepté par la Société comme preuve d’une cession d’actions.

Toute cession d’actions de la Société aux Actionnaires et aux tiers est soumise à toutes restrictions de cession, y compris notamment des dispositions de droit préférentiel, comprises dans le Pacte d’Actionnaires et dont le cédant informera par écrit le futur cessionnaire avant la cession.

11.	Transmission d’Actions

Sous réserve des dispositions du Pacte d’Actionnaires, toute personne acquérant de plein droit ou d’une autre manière, le droit à une Action ou des Actions à la suite d’un décès, incompétence ou faillite d’un Actionnaire, peut être enregistrée comme un Actionnaire sur présentation de preuve que les Administrateurs peuvent raisonnablement demander. Une demande d’une telle personne pour être enregistrée comme Actionnaire sera considérée comme une cession d’Actions de l’Actionnaire défunt, incompétent ou en faillite et les Administrateurs la traiteront comme telle.

Sous réserve des dispositions du Pacte d’Actionnaires, toute personne qui a acquis le droit à une Actions ou des Actions à la suite d’un décès, incompétence ou faillite d’un Actionnaire peut, au lieu d’être enregistré, demander par écrit qu’une personne qu’il nommera soit enregistrée comme le cessionnaire de cette ou ces Actions et cette demande sera également traitée comme s’il y avait eu une cession.

Sous réserve des dispositions du Pacte d’Actionnaires, la cour déterminera ce qui relève de l’incompétence d’une personne en tenant compte de toutes les preuves et des circonstances de ce cas.

Chapitre III. Administration

12.	Conseil.

Sous réserve des dispositions du Pacte d’Actionnaires, le Conseil se compose de trois membres avec au moins un Administrateur de Catégorie A et un Administrateur de Catégorie B.

Les Administrateurs sont nommés pour une période renouvelable de deux ans par l’assemblée générale des Actionnaires qui pourra les révoquer à tout moment.

Si un poste d’administrateur devient vacant, les autres administrateurs, agissant à la simple majorité peuvent combler temporairement la vacance jusqu’à ce qu’un nouvel administrateur soit nommé par la prochaine assemblée générale des Actionnaires.

Le nombre d’Administrateurs, leur mandat et leur rémunération sont fixés par l’assemblée générale des Actionnaires.

A chaque réunion du Conseil, le président du Conseil présidera en tant que président de la réunion. S’il n’y a pas de président du Conseil ou si le président du Conseil n’est pas présent à la réunion, le vice-président du Conseil présidera. S’il n’y a pas de vice-président du Conseil ou si le vice-président du Conseil n’est pas présent à la réunion, les Administrateurs pŕesents choisiront l’un d’entre eux pour être le président de la réunion.

Les dispositions de l’article 12 seront soumises à toutes dispositions contenues dans le Pacte d’Actionnaires relatives à la composition du Conseil et la nomination et/ou révocations des administrateurs.

13.	Réunion du Conseil.

13.1. Le président du Conseil sera nommé par les votes de la majorité des Administrateurs.

13.2.	Le Conseil est convoqué à la demande du président ou d’un Administrateur aussi souvent que l’intérêt de la Société le requiert.

13.3.

Une convocation écrite pour toute réunion du conseil d’administration de la Société est envoyée à tous les Administrateurs au moins dix (10) jours avant la date prévue, sauf en cas d’urgence, auquel cas la nature de ces circonstances sera exposée brièvement dans la convocation à la réunion du Conseil. Cette convocation écrite n’est pas nécessaire si tous les membres du Conseil sont présents ou représentés lors de la réunion et s’ils déclarent avoir été dûment informés, et avoir eu une pleine connaissance de l’ordre du jour de la réunion et à cette fin la présence d’un Administrateur sera considérée comme une renonciation de sa part. II est possible de renoncer à la convocation écrite par consentement écrit, par téléfax, câble, télégrammes ou télex, de chaque membre du Conseil. Des convocations écrites séparées ne seront pas requises pour les réunions qui seront tenues aux lieux et dates prévus par un calendrier préalablement adopté par une décision du Conseil.

13.4.	Chaque membre du Conseil peut agir à toute réunion du Conseil en nommant, par écrit, soit en original, téléfax, câble, télégrammes ou télex, un autre Administrateur en tant que mandataire.

13.5.	Tout Administrateur peut participer à toute réunion du Conseil par conférence téléphonique ou tout autre moyen de communication similaire de telle façon que toute personne participant à la réunion puisse s’entendre et se parler et de délibérer valablement; la participation à une réunion par ce moyen sera considérée comme une présence en personne à cette réunion.

13.6.	Aucune personne ne peut être nommée administrateur de la Société à moins qu’elle ait consenti par écrit à agir en tant que tel.

13.7.	Un Administrateur n’est pas nécessairement un Actionnaire et peut être une personne physique ou une société. Lorsqu’une personne morale est nommée Administrateur, celle-ci est tenue de désigner un représentant permanent pour effectuer sa mission. Le représentant permanent est soumis aux mêmes règles et encourt les mêmes responsabilités que s’il avait exercé ses fonctions en son nom et pour son propre compte, sans préjudice de la responsabilité solidaire de la personne morale qu’il représente. Si le représentant permanent se trouve dans l’incapacité d’exercer sa mission, la personne morale doit immédiatement nommer un autre représentant permanent.

13.8	Nonobstant ce qui précède, une décision du Conseil peut également être prise par écrit. Cette décision se composera d’un ou plusieurs documents contenant les décisions et signés par chaque Administrateur. La date de cette décision sera celle de la dernière signature.

14.	Décisions du Conseil.

Le Conseil peut valablement délibérer si un quorum d’Administrateurs est présent ou représenté à cette réunion. Sous réserve des dispositions du Pacte d’Actionnaires, un quorum sera réputé atteint si la majorité des Administrateurs de la Société sont présents ou représentés et avec au moins la présence ou la représentation d’un Administrateur de Catégorie A et d’un Administrateur de Catégorie B à condition que si aucun Administrateur de Catégorie B n’est présent à la réunion initiale, une réunion subséquente, convoquée à pas moins de 24 heures et tenue pas moins de 48 heures après la réunion initiale, peut se tenir sans la participation d’un Administrateur de Catégorie B. Sous réserve des dispositions du Pacte d’Actionnaires, les décisions prises par le Conseil nécessitent le vote de la majorité des Administrateurs présents ou représentés.

Si à une réunion, le nombre de votes en faveur et contre une décision est égal, le président de la réunion aura une voix prépondérante.

En cas de conflit d’intérêt tel que défini a l’article 20 ci-dessous, les exigences de quorum s’appliqueront sans tenir compte de l’Administrateur ou des Administrateurs en cause.

15.	Pouvoirs du Conseil.

Sous réserve des dispositions du Pacte d’Actionnaires, le Conseil est investi des plus larges pouvoirs pour accomplir tous les actes d’administration et de disposition en respect de l’objet social. Les pouvoirs qui ne sont pas réservés par la Loi à l’assemblée générale des Actionnaires sont de la compétence du Conseil.

16.	Pouvoir de signatures.

Sous réserve des dispositions du Pacte d’Actionnaires, la Société sera engagée vis-à-vis des tiers en toutes circonstances par les signatures conjointes de deux administrateurs, y compris au moins d’un Administrateur de Catégorie A, sauf pour les questions détaillées à la section 3.4 du Pacte d’Actionnaire, pour lesquelles le consentement d’un Administrateur de Catégorie B est requis.

La Société sera également engagée vis-à-vis des tiers par la signature conjointe ou individuelle de toute(s) personne(s) à qui ces pouvoirs de signature spéciaux auront été délégués par le Conseil.

17.	Gestion journalière.

Le Conseil pourra déléguer des pouvoirs spéciaux ou limités à une ou plusieurs personnes pour des tâches spécifiques.

Le Conseil est autorisé à déléguer la gestion journalière ainsi que le pouvoir de la représenter à cet égard à un ou plusieurs administrateurs, membres de la direction, gérants ou autres agents, actionnaires ou non, agissant soit individuellement soit conjointement. Si la gestion journalière est déléguée à un ou plusieurs administrateurs, le Conseil doit rendre compte à l’Assemblée Générale annuelle de tout salaire, émolument et/ou autre avantage accordé à cet ou ces administrateurs au cours de l’exercice social concerné.

18.	Comités

Sous réserve des dispositions du Pacte d’Actionnaires, le Conseil peut créer un ou plusieurs comités.

19.	Responsabilité - Indemnisation.

Le Conseil, en raison de sa situation, n’assume aucune responsabilité personnelle au regard des engagements valablement pris au nom de la Société.

La Société, dans la mesure où la Loi le permet indemnisera tout Administrateur ou tout membre de la direction ainsi que leurs héritiers, exécuteurs testamentaires et administrateurs légaux, contre tout dommage et dédommagement qu’il payera ou les dépenses ou frais raisonnables qu’il encourt, en conséquence ou en relation avec toute action, procès ou procédure dans lequel/laquelle il/elle serait partie par le fait qu’il/elle soit ou ait été Administrateur ou responsable de la Société, ou, à la demande de la Société, de toute autre société dont la Société est associé ou créancier et par laquelle il/elle ne peut être indemnisé(e), à l’exception des matières dans lesquelles il/elle pourrait être jugé(e) dans le cadre d’une action, procès ou procédure pour faute lourde, fraude ou faute intentionnelle. En cas de règlement amiable, l’indemnisation ne sera accordée que pour les questions traitées dans le règlement amiable et que la Société reçoit confirmation de son conseiller légal que la personne à indemniser n’a commis aucune faute dans sa fonction. Le droit d’indemnisation précité n’exclut aucun autre droit auquel l’Administrateur ou le membre de la direction aurait droit.

20.	Conflit d’Intérêts.

Aucun contrat ou autre transaction entre la Société et une autre société ou cabinet ne pourra être affecté ou invalidé par le fait qu’un ou plusieurs Administrateurs ou tout membre de la direction de la Société a des intérêts personnels, ou est un administrateur, collaborateur, membre, préposé, employé de l’autre société ou cabinet. Sauf dispositions contraires futures, tout Administrateur ou employé de la Société occupant une fonction d’administrateur, collaborateur, préposé ou employé de toute société ou cabinet avec laquelle/lequel la Société entrera en relation ne pourra pas, du fait de sa relation avec cette autre société ou cabinet, être automatiquement interdit de considérer, voter et agir en rapport avec ce contrat ou autre affaire.

Cependant, si un Administrateur de la Société a un quelconque intérêt personnel dans une transaction de la Société, celui-ci le fera savoir au Conseil et son vote ne sera pas pris en compte en ce qui concerne cette transaction, et cette transaction et l’intérêt personnel de l’Administrateur ou du membre de la direction sera rapporté à l’assemblée générale des actionnaires suivante.

Chapitre V. Actionnaire(s)

21.	Pouvoirs de l’Assemblée Générale des Actionnaires.

Toute assemblée des Actionnaires valablement constituée représentera l’organe entier des Actionnaires.

22.	Assemblée générale annuelle des actionnaires.

L’assemblée générale annuelle des Actionnaires de la Société, se tiendra conformément au droit luxembourgeois, au siège social de la Société ou en tout autre lieu dans la commune du siège social tel que spécifié dans la convocation, le 15 mars de chaque année à 10 heures. Si ce jour n’est pas un jour ouvrable pour les banques à Luxembourg, l’assemblée générale annuelle se déroulera le jour ouvrable suivant.

L’assemblée générale annuelle des Actionnaires de la Société pourra se dérouler à l’étranger si, conformément à la décision finale et irrévocable du Conseil, des circonstances exceptionnelles l’exigent.

23.	Autres assemblées des Actionnaires.

Les autres assemblées des Actionnaires de la Société se dérouleront aux lieux et dates spécifiés dans les convocations respectives.

24.	Procédure, Vote.

24.1.	Chaque action donne droit à un vote au détenteur de cette action.

24.2.	Sauf dispositions contraires de la Loi ou des Statuts, et sous réserve des dispositions du Pacte d’Actionnaires, les décisions de l’assemblée générale des Actionnaires de la Société dûment convoquée seront prises à la majorité simple des membres présents ou représentés et votants.

24.3.	A la demande écrite d’actionnaires détenant plus de dix (10) pour cent des Actions émises, le Conseil convoquera une assemblée des Actionnaires.

24.4.	Une assemblée générale extraordinaire convoquée pour modifier des dispositions des Statuts, ne pourra pas valablement délibérer sans qu’au moins la moitié du capital soit représenté et que l’ordre du jour détaille les modifications des Statuts proposées.

24.5.	Les convocations à une assemblée générale prendront la forme d’avis publiés deux (2) fois au moins à huit (8) jours d’intervalle et huit (8) jours avant l’assemblée dans le Mémorial C, Recueil des Sociétés et Associations (Journal Officiel luxembourgeois) et un journal largement diffusé à Luxembourg. Si toutes les actions sont nominatives, la convocation peut être envoyée par courrier à chaque actionnaire inscrit au moins huit (8) jours avant la date de l’assemblée.

Si la première condition de l’article 24.4 n’est pas respectée, une deuxième assemblée peut être convoquée, dans les conditions prévues par les Statuts, par voie d’avis publiés deux fois, à quinze jours d’intervalle et au moins quinze jours avant l’assemblée dans le journal officiel luxembourgeois, le Mémorial, et dans deux journaux luxembourgeois.

Cette convocation reproduira l’ordre du jour et indiquera la date et les résultats de l’assemblée précédente. La deuxième assemblée délibérera sans tenir compte de la proportion du capital représenté. Sous réserve des dispositions du Pacte d’Actionnaires, aux deux assemblées, les décisions, dans le but d’être adoptées, doivent être adoptées par au moins les deux tiers des voix exprimées par les Actionnaires présents ou représentés.

24.6.	Cependant la nationalité de la Société ne peut être changée et les engagements de ses actionnaires ne peuvent être augmentés qu’avec le consentement unanime des Actionnaires et des obligataires, le cas échéant.

24.7.	Un Actionnaire peut agir à toute assemblée des Actionnaires de la Société en nommant une autre personne comme son mandataire par écrit soit en original, téléfax, câble, télégramme ou télex.

24.8.	L’effet nommant un mandataire sera présenté à l’endroit choisi pour l’assemblée avant l’heure de l’assemblée à laquelle la personne nommée par cet effet propose de voter.

24.9.	Un effet nommant un mandataire prendra la forme prévue dans le Pacte d’Actionnaires, dont la forme est en substance la suivante ou toute autre forme que le président de l’assemblée acceptera comme une preuve satisfaisante du souhait de l’Actionnaire nommant le mandataire :

Mot/Nous                      en ma qualité d’Actionnaire de la Société ci-dessus de                      Actions nomme par les présentes                     ,                     , ou en son absence,                     ,                      pour être mon/notre mandataire à l’assemblée des Actionnaires qui se tiendra le      jour de                      et,                      à tout ajournement de celle-ci. (Toutes restrictions concemant le vote sont à insérer ici).

Signé ce jour de

Actionnaire

24.10.	Tout actionnaire peut participer à une assemblée des Actionnaires de la Société par conférence téléphonique, visioconférence ou tout autre moyen de communication similaire de façon à ce que toutes les personnes participant à l’assemblée puissent s’entendre et se parler et délibèrent valablement; la participation à une assemblée par ce moyen sera considérée comme une présence en personne à cette réunion.

24.11.	Si tous les actionnaires de la Société sont présents ou représentés à une assemblée des actionnaires de la Société, et qu’ils se considèrent eux-mêmes comme dûment convoqués et informés de l’ordre du jour de l’assemblée, l’assemblée peut se tenir sans convocation préalable.

24.12	Les assemblées générales sont présidées par le président qui nomme un scrutateur pour tenir la liste de présence. Le bureau de l’assemblée générale désignera le secrétaire.

24.13.	Sans tenir compte de l’ordre du jour, le Conseil peut ajourner toute assemblée générale ordinaire ou extraordinaire conformément aux formalités et délais prévus par la Loi.

24.14.	Les procès-verbaux des assemblées générales seront signés par les membres du bureau de l’assemblée. Des copies ou extraits des procès-verbaux à produire en justice ou ailleurs seront signés par deux (2) administrateurs ou par le secrétaire du Conseil ou par un secrétaire assistant.

Chapitre VI. Supervision

25.	Commissaire aux comptes.

Les opérations de la Société seront contrôlées par un ou plusieurs commissaires aux comptes. Le(s) commissaire(s) aux comptes seront nommés pour une période ne pouvant dépasser six ans et sont rééligibles.

Dans les cas prévus par la Loi, ou si la Société le choisit, les opérations de la Société sont contrôlées par un ou plusieurs réviseurs d’entreprises agréés.

Le(s) commissaire(s) aux comptes / réviseur(s) d’entreprises agréés seront nommés par l’assemblée générale des actionnaires de la Société qui déterminera leur nombre, rémunération et la durée de leur mandat. Le ou les commissaires aux comptes peuvent être révoqués à tout moment par l’assemblée générale des Actionnaires de la Société avec ou sans motif.

Chapitre VII. Exercice social, Distribution des Bénéfices

26.	Exercice Social.

L’exercice social de la Société commencera le premier janvier et se terminera le trente-et-un décembre de chaque année.

27.	Distribution des Bénéfices.

Après déduction de toutes les dépenses de la Société et amortissement, le solde créditeur représente le bénéfice net de la Société.

Sur le bénéfice net, cinq pour cent (5%) du montant sera alloué à la réserve légale; cette déduction cesse d’être obligatoire lorsque la réserve atteint dix pour cent (10%) du capital de la Société. Cependant, si la réserve tombe en dessous de dix pour cent (10%) du capital de la Société, cinq pour cent (5%) du bénéfice net devra être à nouveau affecté à la réserve légale.

Sous réserve des dispositions du Pacte d’Actionnaires, le solde du bénéfice net est à la disposition de l’assemblée générale.

Le Conseil peut décider de distribuer des dividendes intérimaires, conformément à la Loi.

Des dividendes intérimaires peuvent être distribués à tout moment, aux conditions suivantes:

le Conseil établit des comptes intérimaires;

(a)	ces comptes intérimaires montrent que des bénéfices et autres réserves (en ce compris la prime d’émission) suffisants sont disponibles pour une distribution; étant entendu que le montant à distribuer ne peut excéder le montant des bénéfices réalisés depuis la fin du dernier exercice social dont les comptes annuels ont été approuvés, le cas échéant, augmenté des bénéfices reportés et des réserves distribuables, et réduit par les pertes reportées et les sommes à affecter à la réserve légale ou statutaire;

(b)	la décision de distribuer des dividendes intérimaires est adoptée par le Conseil dans les deux (2) mois suivant la date des comptes intérimaires; et

(c)	dans leur rapport au Conseil, les commissaires ou les réviseurs d’entreprises agréés, selon le cas, doivent vérifier si les conditions prévues ci-dessus aux points (i) à (iii) ont été remplies.

Chapitre VIII. Dissolution, Liquidation

28.	Dissolution, Liquidation.

La Société peut être dissoute par décision de l’assemblée générale des Actionnaires. La liquidation sera effectuée par un ou plusieurs liquidateurs, personnes physique ou morale, nomnées par l’assemblée générale des Actionnaires, qui fixera leurs pouvoirs et rémunération.

29.	Notifications

Toute notification, tout renseignement ou déclaration écrite que la Société donnera aux Actionnaires peut être signifié(e) de la manière qui est censée atteindre chaque Actionnaire ou par courrier adressé à chaque Actionnaire à l’adresse indiquée dans le Registre des Actionnaires.

Toute assignation, notification, arrêt, document, procédure, renseignement ou déclaration écrite à signifier à la Société peut se faire en la laissant, ou en l’envoyant par courrier recommandé adressé à la Société à son siège social, ou en la remettant ou en l’envoyant par courrier recommandé au représentant accrédité de la Société.

La signification d’une assignation, notification, arrêt, document, procédure, renseignement ou déclaration écrite à la Société peut être prouvée en montrant que l’assignation, notification, arrêt, document, procédure, renseignement ou déclaration écrite a été délivré(e) au siège social ou au représentant accrédité de la Sociétée ou qu’elle a été envoyée par courrier de façon à être remise au représentant accrédité de la Société dans un délai normal de livraison pendant la période de signification et dont l’adresse est correcte et l’affranchissement a été prépayé.

Chapitre IX. Loi Applicable

30.	Loi Applicable

Tous les points qui ne sont pas régis par les Statuts seront interprétés conformément à la Loi et toutes les autres lois applicables et, sous réserve des dispositions légales d’ordre public de la Loi, au Pacte d’Actionnaires.

Pour statuts coordonnés

Le notaire